UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2007

CHENIERE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16383	95-4352386
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Texas Avenue Suite 3100 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 659-1361

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 29, 2007, Cheniere Creole Trail Pipeline, L.P. (“CCTP”), a wholly-owned subsidiary of Cheniere Energy, Inc., issued a purchase order, which was subsequently accepted by The Bayou Companies, LLC (“Bayou”), for the external application of concrete weight coating to approximately 228,857 feet (43.3 miles) of pipe furnished by CCTP.

Significant portions of the CCTP pipeline are expected to cross predominantly marsh and marine environments, necessitating the use of external concrete weighting on the pipeline in order to prevent the pipe from floating. The cost of this purchase order is approximately $22.3 million, with an initial $2 million payment for raw materials due by February 14, 2007 and weekly progress payments thereafter. Subject to CCTP’s timely delivery of pipe, work is scheduled to commence on or about March 19, 2007, and is expected to require approximately 18 weeks to complete. The final delivery is estimated for the week ending July 16, 2007. CCTP has the right to terminate the purchase order for its convenience subject to payment for items provided or services performed prior to termination.

The foregoing description of this purchase order is not complete and is qualified in its entirety by reference to the document filed herewith as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits

Exhibit Number	Description
10.1	Purchase Order dated January 29, 2007, by and between Cheniere Creole Trail Pipeline, L.P. and The Bayou Companies, LLC (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Date: January 31, 2007	By:	/s/ Don A. Turkleson
	Name:	Don A. Turkleson
	Title:	Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Purchase Order dated January 29, 2007, by and between Cheniere Creole Trail Pipeline, L.P. and The Bayou Companies, LLC (filed herewith).